                                                                     EXHIBIT 2.1

MARTIN J. BRILL (State Bar No. 53220)
GARY E. KLAUSNER (State Bar No. 69077)
JEFFREY A. RESLER (State Bar No. 152674)
ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation
1888 Century Park East, Suite 1500
Los Angeles, California 90067
Telephone:  (310) 277-7400
Telecopier:  (310) 277-7584

Attorneys for Debtors in Possession

Debtors' Address
----------------
1888 Century Park East, Suite 350
Los Angeles, California 90067



                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA



In re                           Bk. No. 95-41355 TD

PRISM ENTERTAINMENT             Chapter 11
CORPORATION, a Delaware
corporation, PRISM PICTURES     (Administratively Consolidated
CORPORATION, a Delaware         with Case Nos. LA 95-41356 TD
corporation; PRISM PICTURES     and LA 95-41357 TD)
INTERNATIONAL, LTD., a
California corporation,         (This Pleading Applies To All
                                Cases)
               Debtors.
                                DEBTORS' SECOND AMENDED JOINT
                                PLAN OF REORGANIZATION DATED
                                OCTOBER 25, 1996

(Taxpayer Identification Nos.   [Confirmation Hearing To Be
95-3897052; 95-2914356;         Set]
95-4410397)
-----------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                          PAGE
                                                                          ----

TABLE OF AUTHORITIES...................................................   iii

ARTICLE I    DEFINITIONS...............................................   1

ARTICLE II   TREATMENT OF UNCLASSIFIED CLAIMS..........................   7

       2.01  Administrative Claims.....................................   7
       2.02  Tax Claims................................................   8
       2.03  Intercompany Claims.......................................   8
       2.04  Joint Liability Duplicate Claims (including
             Guarantee Claims).........................................   8

ARTICLE III  CLASSIFICATION OF CLAIMS AND INTERESTS....................   8
       3.01  Class 1 - Priority Claims.................................   8
       3.02  Class 2 - Secured Claims..................................   8
       3.03  Class 3 - Imperial Claims.................................   8
       3.04  Class 4 - Unsecured Claims................................   9
       3.05  Class 5 - Guild Claims....................................   9
       3.06  Class 6 - Common Stock....................................   9

ARTICLE IV   TREATMENT OF UNIMPAIRED CLAIMS............................   9
       4.01  Class 1 - Priority Claims.................................   9
       4.02  Class 2 - Secured Claims..................................   9

ARTICLE V    TREATMENT OF IMPAIRED CLAIMS..............................  10
       5.01  Class 3 - Imperial Claims.................................  10
       5.02  Class 4 - Unsecured Claims................................  12
       5.03  Class 5 - Guild Claims....................................  12
       5.04  Class 6A - Holders of Existing Entertainment Stock........  13
       5.05  Class 6B - Holder of Existing Pictures Stock..............  13
       5.06  Class 6C - Holder of Existing Pictures International
             Stock.....................................................  14

ARTICLE VI   MEANS OF IMPLEMENTATION OF THE PLAN.......................  14
       6.01  Actions on or Prior to the Effective Date.................  14
       6.02  Amendments to Certificates of Incorporation...............  15
       6.03  Cancellation of Debentures and Existing Entertainment
             Stock.....................................................  15
       6.04  Funding of the Plan.......................................  15
       6.05  Closing of Register for Debentures and Existing
             Entertainment Stock.......................................  15
       6.06  Cramdown..................................................  15
       6.07  Management................................................  16
       6.08  Exemption from Registration under Section 1145 of the
             Bankruptcy Code...........................................  16

ARTICLE VII  CONDITIONS PRECEDENT......................................  16
       7.01  Conditions to the Occurrence of the Effective Date........  16
       7.02  Waiver of Conditions......................................  17

                         -----------------------------

                                                                      PAGE(S)
                                                                      -------
ARTICLE VIII  DISTRIBUTIONS UNDER THE PLAN.............................  17
       8.01   Disbursing Agent.........................................  17
       8.02   Undeliverable Distributions..............................  17
       8.03   Distributions To Only Allowed Claims Of Allowed
              Equity Interests.........................................  18
       8.04   Distributions............................................  18
       8.05   Fractional Shares........................................  18

ARTICLE IX    EFFECTS OF PLAN CONFIRMATION.............................  18
       9.01   Discharge................................................  18
       9.02   Revesting................................................  19
       9.03   Retention of Causes of Action/Reservation of Rights......  19
       9.04   Objections to Claims and Equity Interests/
              Distributions............................................  20
       9.05   Retention of Jurisdiction................................  20
       9.06   Post-Consummation Effect of Evidences of Claims or
              Equity Interests.........................................  21
       9.07   Failure of Court to Exercise Jurisdiction................  21
       9.08   Term of Injunctions or Stays.............................  21
       9.09   Waiver of Subordination..................................  21
       9.10   Exculpation..............................................  21

ARTICLE X     EXECUTORY CONTRACTS......................................  22
       10.01  Executory Contracts and Unexpired Leases.................  22
       10.02  Approval of Assumptions..................................  22
       10.03  Objections to Assumption of Executory Contracts and
              Unexpired Leases.........................................  24
       10.04  Objections to Proposed "Cure" Amounts....................  23
       10.05  Payments Related to Assumption of Executory Contracts
              and Unexpired Leases.....................................  24
       10.06  Executory Contracts and Unexpired Leases to be
              Rejected.................................................  24
       10.07  Bar Date for Rejection Damages...........................  24
       10.08  Contracts Entered Into On Or After The Petition
              Date.....................................................  25

ARTICLE XI    MISCELLANEOUS............................................  25
       11.01  Surrender of Instruments.................................  25
       11.02  Modification of Plan.....................................  25
       11.03  Withdrawal of Plan.......................................  25
       11.04  Post-Confirmation Committee..............................  26
       11.05  Tax Provisions...........................................  26
       11.06  Payment Dates............................................  26
       11.07  Headings.................................................  26
       11.08  Successors and Assigns...................................  26
       11.09  Plan Terms Control.......................................  26
       11.10  Provisions Severable.....................................  27

ARTICLE XII   REQUEST FOR CONFIRMATION.................................  27

                              TABLE OF AUTHORITIES
                              --------------------

STATUTES                                 PAGE(S)
--------                                 -------

11 U.S.C. Section 101(10)...................  9

11 U.S.C. Section 101(12)................... 18

11 U.S.C. Section 101(16)...................  4

11 U.S.C. Section 105....................... 21

11 U.S.C. Section 1102......................  3

11 U.S.C. Section 1111(b)...................  6

11 U.S.C. Section 1114(e)(2)................  1

11 U.S.C. Section 1123...................... 22

11 U.S.C. Section 1123(a)(1)................  3

11 U.S.C. Section 1123(a)(5)(l)............. 15

11 U.S.C. Section 1123(a)(6)................ 15

11 U.S.C. Section 1124......................  9

11 U.S.C. Section 1127(b)................... 25

11 U.S.C. Section 1129......................  3

11 U.S.C. Section 1129(a)................... 27

11 U.S.C. Section 1129(b)............... 15, 27

11 U.S.C. Section 1141(d)...................  8

11 U.S.C. Section 1145...................... 16

11 U.S.C. Section 1146(c)................... 26

11 U.S.C. Section 330(a)....................  1

11 U.S.C. Section 331.......................  1

11 U.S.C. Section 362....................... 21

11 U.S.C. Section 365..................  22, 24

11 U.S.C. Section 365(b)(1)............  23, 24

11 U.S.C. Section 502(g).................... 18

11 U.S.C. Section 503(b)....................  1

                       --------------------------------

                                         PAGE(S)
                                         -------
11 U.S.C. Section 506.......................  6

11 U.S.C. Section 507(a)....................  6

11 U.S.C. Section 507(a)(1)........... 1, 7, 20

11 U.S.C. Section 507(a)(8).................  6

11 U.S.C. Section 507(b)....................  7

11 U.S.C. Section 541.......................  4

11 U.S.C. Section 546(c)(2)(A)..............  1

28 U.S.C. Section 1930......................  7

28 U.S.C. Section 2075......................  2


OTHER
-----

Section 5, Securities Act of 1933........... 16

          Prism Entertainment Corporation, Prism Pictures Corporation and Prism Pictures International, Ltd., the Debtors and Debtors in Possession (collectively, the "Debtors") in the above-captioned jointly administered cases pending under chapter 11 of the United States Bankruptcy Code, hereby propose this plan of reorganization (the "Plan") pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). If confirmed by the Court, the Plan will bind the Debtors and all their respective creditors and equity security holders. All creditors and equity security holders are encouraged to read and review the Debtors' Disclosure Statement prior to voting to accept or reject the Plan.

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

          Unless the context otherwise requires, the following terms shall have the following meanings when used in initially capitalized form in the Plan.
Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter. Any term used in initially capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules.

          "ADMINISTRATIVE CLAIM" means a Claim against any of the Debtors for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Bankruptcy Cases of preserving the Estates and operating the businesses of the Debtors, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits under section 1114(e)(2) of the Bankruptcy Code, certain reclamation claims under section 546(c)(2)(A) of the Bankruptcy Code, and all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code.

          "ALLOWED ADMINISTRATIVE CLAIM" means all or that portion of any Administrative Claim which (a) has been allowed by a Final Order, (b) was incurred by the Debtors in the ordinary course of business during the Bankruptcy Cases and its amount is not disputed by the Debtors, or (c) relates to any payment for retiree benefits required to be made before the Plan is confirmed pursuant to section 1114(e)(2) of the Bankruptcy Code.

          "ALLOWED CLAIM" means that portion of any Claim, other than an Administrative Claim or a Disputed Claim, (a) as to which, on or prior to the Bar Date, (i) no proof of claim has been filed with the Court and the liquidated and non-contingent amount of which is scheduled by the Debtors pursuant to the Bankruptcy Code as undisputed or (ii) a proof of claim has been filed in a liquidated amount with the Court and (b) no objection to the allowance of such Claim or motion to expunge or limit recovery of such Claim has been filed prior to the deadline for filing such objections set forth in Section 9.04 of the Plan or if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Claim has been otherwise allowed by a Final Order.

          "ALLOWED EQUITY INTEREST" means that portion of any Equity Interest, other than a Disputed Equity Interest, of record held prior to the Effective Date, as of which (a) no objection to the allowance of such Equity Interest or motion to expunge or limit recovery of such Equity Interest has been filed prior to the deadline for filing such objection set forth in Section 9.04 of the Plan or (b) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Equity Interest has been otherwise allowed by a Final Order.

          "ASSUMPTION AGREEMENTS" means those certain standard form Assumption Agreements which will be executed, if not already executed, by New Entertainment on the Effective Date and pursuant to which New Entertainment will assume the obligations of producers for residual payments due SAG which result solely from New Entertainment's exploitation of those films listed on Exhibit "1" after the Effective Date.

          "BANKRUPTCY CASES" means the Chapter 11 cases commenced by the Debtors in the Court on December 1, 1995.

          "BANKRUPTCY CODE" means Title 11 of the United States Code, 11 U.S.C.
(S) 101 et seq., as amended.
        -- ---

          "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. (S) 2075 and the local rules of practice and procedure of the Court, as applicable from time to time to the Bankruptcy Case.

          "BAR DATE" means June 7, 1996, the date set by the Court as the last date for filing proofs of Claims against and Equity Interests in the Debtors.

          "BUSINESS DAY" means any day except Saturday, Sunday or any other day on which commercial banks in Los Angeles, California are authorized by law to be closed for business.

          "CLAIM" means a claim against any of the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

          "CLASS" means a category of holders of Claims or Interests as classified in Article III of the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code.

          "COMMITTEE" means the Official Committee of Unsecured Creditors appointed in these chapter 11 cases by the Office of the United States Trustee pursuant to section 1102 of the Bankruptcy Code.

          "CONFIRMATION DATE" means the date the Confirmation Order is entered by the Court.

          "CONFIRMATION ORDER" means the Order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

          "COURT" means the United States Bankruptcy Court for the Central District of California, or such other court that exercises jurisdiction over the Bankruptcy Case, including the United States District Court for the Central District of California to the extent reference of the Bankruptcy Case is withdrawn.

          "CREDIT AGREEMENT" means that certain Revolving Credit Loan and Security Agreement entered into between Entertainment, Pictures and Pictures International and Imperial, dated as of February 24, 1995, and the other documents, including collateral documents, executed in connection therewith.

          "DEBTORS" means Entertainment, Pictures, and Pictures International.

          "DEBENTURES" means the Convertible Senior Subordinated Debentures due December 1, 1999 issued by Entertainment pursuant to the Indenture.

          "DISBURSING AGENT" shall mean New Entertainment or any other entity designated by New Entertainment.

          "DISCLOSURE STATEMENT" means the Amended Disclosure Statement to Accompany Debtors' Second Amended Joint Plan of Reorganization Dated October 25, 1996.

          "DISPUTED CLAIM" or "DISPUTED EQUITY INTEREST" means any Claim or Equity Interest against the Debtors which the Debtors, or any other party in interest, have filed an objection to the allowance of such Claim or Equity Interest or a motion to expunge or limit the recovery of such Claim or Equity Interest and which objection or motion has not been withdrawn or overruled by a Final Order.

          "EFFECTIVE DATE" means a date selected by the Debtors after all the conditions set forth in Article VII are satisfied and which shall be no more than ten (10) Business Days following the Confirmation Date.

          "ENTERTAINMENT" means Prism Entertainment Corporation, a Delaware corporation.

          "EQUITY INTEREST" means any equity security as defined in section 101(16) of the Bankruptcy Code, including but not limited to any rights associated therewith, and any Claims arising from or relating to such Equity Interest, including but not limited to Claims for recession.

          "ESTATE" means the estates of the Debtors created by section 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Case.

          "EXCESS CASH AMOUNT" means an amount equal to the difference between
(i) the cash on deposit in the Master Collection Account on the Effective Date and (ii) the sum of (a) $785,000, (b) the cash needed on the Effective Date by the New Entertainment to pay all Allowed Administrative Claims, Allowed Class 1 and Class 2 Claims and any other sums required to be paid on the Effective Date,
(c) the cash needed to make cure payments with respect to assumed executory contracts and (d) the amount of cash retained by the New Entertainment pursuant to Section 6.01(d) of the Plan.

          "EXISTING ENTERTAINMENT STOCK" means the common stock of Entertainment issued and outstanding prior to the Effective Date, and any rights incident thereto.

          "EXISTING PICTURES STOCK" means the common stock of Pictures issued and outstanding prior to the Effective Date, and any rights incident thereto.

          "EXISTING PICTURES INTERNATIONAL STOCK" means the common stock of Pictures International issued and outstanding prior to the Effective Date, and any rights incident thereto.

          "FILM LIBRARY" means each motion picture in which the Debtors' have any ownership interest or which the Debtors' have the right to distribute or exploit, both as of the Confirmation Date, and as more particularly described in the Loan Documents.

          "FINAL ORDER" means an order or judgment entered by the Court or any other court exercising jurisdiction over the subject matter and the parties (i) that has not been reversed, stayed, modified or amended, (ii) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (iii) as to which the time for filing a notice of appeal or petition for certiorari shall have expired.

          "FOX LORBER RECEIVABLES" means all remaining payments due to Entertainment as of the Effective Date from Fox Lorber Associates, Inc. pursuant to that certain Promissory Note dated July 15, 1994, in the original principal amount of $340,000.

          "GUILD CLAIMS" means all the Claims, whether Secured, Administrative, Priority or Unsecured, of SAG against any of the Debtors.

          "IMPERIAL" means Imperial Bank.

          "IMPERIAL NOTE" has the meaning assigned to it in Article V, Section
5.01 of the Plan.

          "INDENTURE" means that certain Indenture, dated as of December 1, 1989, between Entertainment and National City Bank, as trustee, pursuant to which the Debentures were issued.

          "INGRAM" means Ingram Entertainment, Inc.

          "INGRAM WARRANTS" means the warrants given to Ingram to purchase up to 600,000 shares of New Entertainment Common Stock.

          "LITIGATION CLAIMS" means all Claims against the Debtors asserted under lawsuits or complaints which were pending as of the commencement of the Bankruptcy Case in state or federal court.

          "LOAN DOCUMENTS" has the meaning assigned to it in Article V, Section
5.01 of the Plan.

          "MANAGEMENT BONUS PLAN" means that certain management bonus plan for existing officers and/or directors of the Debtors which will include 175,000 shares of New Entertainment Common Stock and which will be subject to options distributed on the Effective Date to such individuals for efforts in successfully negotiating and consummating the Merger and reorganizing the Debtors pursuant to a confirmed plan.

          "MASTER COLLECTION ACCOUNT" means that certain deposit account maintained at Imperial which was established, and cash deposited into, pursuant to the terms and conditions of the Debtors' stipulated orders regarding the use of cash collateral.

          "MERGER" means the merger of VCI with and into Entertainment which is to close on or prior to the Effective Date and which will result in former shareholders of VCI owning approximately 51% of New Entertainment.

          "MERGER DOCUMENTS" means the Agreement and Plan of Reorganization and Merger dated as of October __, 1996, and the other documents executed in connection therewith.

          "NEW ENTERTAINMENT" means Entertainment on and after the Effective
Date.

          "NEW ENTERTAINMENT COMMON STOCK" means the common stock of New Entertainment to be issued and distributed pursuant to the Plan.

          "NON-DISTURBANCE AGREEMENTS" means those certain Non-Disturbance Agreements, in form and substance satisfactory to New Entertainment, to be executed by SAG on the Effective Date and pursuant to which SAG agrees that in the event SAG forecloses on any of the Existing SAG-Covered Pictures (whether or not owned by New Entertainment) which New Entertainment distributes or licenses, that such foreclosure shall not interfere or affect New Entertainment's rights and interests in such film and New Entertainment's ability to continue to exploit and collect revenue with respect to such film. SAG's obligations under any Non-Disturbance Agreement shall not apply if and to the extent that New Entertainment is in default on any post-Effective Date obligation under any Assumption Agreement applicable to the film covered by such Non-Disturbance Agreement.

          "PETITION DATE" means December 1, 1995.

          "PLAN" means this joint plan of reorganization, together with any exhibits or schedules attached hereto, as they may be amended, modified or supplemented by the Debtors from time to time in accordance with the provisions set forth herein, in the Bankruptcy Code and in the Bankruptcy Rules.

          "PICTURES" means Prism Pictures Corporation, a Delaware corporation.

          "PICTURES INTERNATIONAL" means Prism Pictures International, Ltd., a California corporation.

          "PRIORITY CLAIM" means a Claim against any of the Debtors for an amount entitled to priority under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

          "SAG" means the Screen Actors Guild, Inc.

          "SECURED CLAIM" means any Claim against any of the Debtors of a creditor secured by a valid, perfected and enforceable lien on any property of the Estates, but only to the extent such Claim constitutes a secured claim under section 506 or 1111(b) of the Bankruptcy Code.

          "TAX CLAIM" means a Claim against any of the Debtors for an amount entitled to priority under section 507(a)(8) of the Bankruptcy Code.

          "UNSECURED CLAIM" means a Claim against the Debtors that is not an Administrative Claim, Priority Claim, or Secured Claim.

          "VCI" means Lee Video City, Inc., a California corporation.


                                   ARTICLE II
                        TREATMENT OF UNCLASSIFIED CLAIMS
                        --------------------------------

          2.01  ADMINISTRATIVE CLAIMS.  (a) Unless otherwise agreed to by the
                ---------------------
parties or ordered by the Court, each holder of an Allowed Administrative Claim shall receive cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Administrative Claim.

          (b) On the Effective Date, New Entertainment shall withhold cash in an amount sufficient to pay all Administrative Claims not paid on the Effective Date, including the fees of professionals retained by the Debtors and the Committee, to the extent such Claims become Allowed Administrative Claims.

          (c) All applications for final compensation of professional persons for services rendered and for reimbursement of expenses incurred before the Effective Date (including, without limitation, any compensation requested by any professional or other entity for making a substantial contribution to the Bankruptcy Cases) and all other requests for payment of Administrative Claims incurred before the Effective Date under sections 507(a)(1) or 507(b) of the Bankruptcy Code (except only for Claims for trade debt incurred in the ordinary course of business and Claims under 28 U.S.C. (S) 1930) shall be filed no later than sixty (60) days after the Effective Date. Any such Claim not filed within
     ----- ----
this deadline shall be forever barred; and holders of Administrative Claims who are required to file a request for payment of such Claims and who do not file such requests by the applicable bar date shall be forever barred from asserting such Claims against the Estate or its property.

          (d) All Administrative Claims that represent liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date shall be paid in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto.

          (e) The Debtors have entered into Court approved agreements with certain producers of films in the Debtors' film library which contain provisions providing such producers with Allowed Administrative Claims. Pursuant to the terms of such agreements, the Debtors were given the option of paying these particular claims as soon as reasonably possible but in no event later than one year after the Effective Date. The Debtors have not made a determination as to when these claims will be paid, however, Confirmation of the Plan shall not affect the payment provisions of the agreements.

          2.02  TAX CLAIMS.  On the Effective Date, each holder of a Tax Claim
                ----------
that has not been paid prior to the Confirmation Date shall receive deferred cash payments over a period not exceeding six (6) years from the date of assessment of such Tax Claim, in an aggregate amount equal to the Allowed amount of such Tax Claim, plus simple interest at the nondefault statutory rate on the unpaid portion. Payments shall be made in equal quarterly installments, plus accrued interest, commencing with the later of (i) the first Business Day following the end of the first full fiscal quarter of New Entertainment following the Effective Date, (ii) the first Business Day following the end of the first full fiscal quarter of New Entertainment following the date on which such Tax Claim becomes an Allowed Claim and (iii) such other time or times as may be agreed to in writing between New Entertainment and the holders of such Allowed Tax Claim. Payments shall be without penalty of any kind. New Entertainment reserves the right to pay or to prepay any Allowed Tax Claim, or any portion thereof, in full, at any time and from time to time on or after the Effective Date, without any premium or penalty. Holders of Tax Claims shall not be entitled to receive any payment on account of interest that accrues after the Petition Date on, or penalties with respect to or arising in connection with, such Tax Claims, except as provided above after the Effective Date or as allowed by the Court. Any such Claim for interest or penalty shall be discharged by the Confirmation Order and Section 1141(d) of the Bankruptcy Code.

          2.03  INTERCOMPANY CLAIMS.  Any Claims of one Debtor against any other
                -------------------
Debtor shall be eliminated for all purposes and such Claims shall not be considered Allowed Claims under the Plan for any purpose.

          2.04  JOINT LIABILITY DUPLICATE CLAIMS (INCLUDING GUARANTEE CLAIMS).
                -------------------------------------------------------------
Any creditor that asserts Claims against two or more Debtors based on their joint liability (including any creditor who asserts Claims against one Debtor as primary obligor and against another Debtor based on such Debtor's guarantee of the primary obligation), will hold only one such Claim; and any duplicate claims against any other Debtor based on that other Debtor's joint liability will be disallowed.


                                  ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------

           3.01  CLASS 1 - PRIORITY CLAIMS.  Class 1 consists of all Priority
                 -------------------------
Claims.

           3.02  CLASS 2 - SECURED CLAIMS.  Class 2 consists of all Secured
                 ------------------------
Claims, other than the Secured Claims of Imperial.

           3.03  CLASS 3 - IMPERIAL CLAIMS.  Class 3 consists of all Secured
                 -------------------------
Claims of Imperial arising under or in connection with the Credit Agreement.

          3.04  CLASS 4 - UNSECURED CLAIMS.  Class 4 consists of all Allowed
                --------------------------
Unsecured Claims of creditors (as such term is defined in section 101(10) of the Bankruptcy Code) against the Debtors, however arising, and not included in any other class in the Plan or otherwise provided for in the Plan, including, without limitation, all Allowed Claims of trade creditors, all Allowed Litigation Claims, all Allowed Claims of holders of the Debentures and all Allowed Claims arising from the rejection of executory contracts or unexpired leases to which any Debtor is a party.

           3.05  CLASS 5 - GUILD CLAIMS.  Class 5 consists of all Guild Claims.
                 ----------------------

           3.06  CLASS 6 - COMMON STOCK.  Class 6 consists of the following
                 ----------------------
subclasses:

          CLASS 6A:  All Equity Interests and rights related thereto consisting
          --------
of, arising under, or relating to the Existing Entertainment Stock.

               CLASS 6B:  All Equity Interests and rights related thereto
               --------
consisting of, arising under, or relating to the Existing Pictures Stock. Entertainment owns 100% of the stock of Pictures.

          CLASS 6C:  All Equity Interests and rights related thereto consisting
          --------
of, arising under, or relating to the Existing Pictures International Stock. Entertainment owns 100% of the stock of Pictures International.


                                  ARTICLE IV
                        TREATMENT OF UNIMPAIRED CLAIMS
                        ------------------------------

          4.01  CLASS 1 - PRIORITY CLAIMS.  Class 1 Claims are not impaired.
                -------------------------
Unless otherwise agreed to by the parties, each holder of an Allowed Class 1 Claim shall be paid the allowed amount of such Claim in full in cash on the later of (a) the Effective Date and (b) the date such Claim becomes an Allowed Claim.

           4.02  CLASS 2 - SECURED CLAIMS.  Class 2 Claims are not impaired.
                 ------------------------
Unless otherwise agreed to by the parties, either

(a) the legal, equitable and contractual rights of each holder of an Allowed Claim in Class 2 shall be unaltered by the Plan, or (b) at the option of the Debtors, any Allowed Claim in Class 2 shall be treated in any other manner that will result in such Allowed Claim being deemed unimpaired under section 1124 of the Bankruptcy Code.

                                   ARTICLE V
                          TREATMENT OF IMPAIRED CLAIMS
                          ----------------------------

          5.01  CLASS 3 - IMPERIAL CLAIMS.  Class 3 Claims are impaired under
                -------------------------
the Plan. Imperial shall receive the following treatment in full and complete satisfaction and discharge of all its Claims under or in connection with the Credit Agreement:

          (a) Imperial's Secured Claim shall be allowed in the principal amount of approximately $2,975,000.00, computed as of November 1, 1996, excluding any fees, costs or charges incurred by Imperial. Imperial's Secured Claim shall be recalculated on the Effective Date to add interest accruing and unpaid after November 1, 1996, if any, and to subtract any principal payments made to Imperial on or after November 1, 1996. Imperial's Allowed Secured Claim under this Plan shall be calculated using the nondefault interest rate of prime + 1 1/2 percent. Imperial's Allowed Secured Claim shall also include all fees, costs and charges incurred by it, unless disallowed under section 506(b) of the Bankruptcy Code. All disbursements to Imperial during the Bankruptcy Cases shall upon the Effective Date be validated and deemed properly applied by Imperial and such disbursements shall be indefeasible and not subject to any recovery by the Debtors or by any third party claiming rights in or to the property of the Debtors;

          (b) On the Effective Date, Imperial shall receive a cash distribution equal to the Excess Cash Amount;

          (c) On the Effective Date, the Credit Agreement shall be amended and restated to reflect the treatment hereunder, and New Entertainment shall execute a Restructured Note (the "Imperial Note") and related loan and security agreements (the "Loan Documents") which contain normal and customary commercial terms, and which are in a form and substance reasonably acceptable to New Entertainment, Imperial, and their respective counsel. The Imperial Note shall be in the amount of Imperial's Allowed Secured Claim, after taking into account the payment referred to in paragraph (b) above. The Loan Documents shall include the following covenants:

               i) Financial Performance Covenants to include: $100,000.00 minimum profit on a quarterly basis (pre-tax); and $750,000.00 minimum profit for each fiscal year (pre-tax and before reduction for any accelerated right downs of library value, or extraordinary reductions relating to amortization of existing video cassette inventory).

               ii)  Affirmative Covenants to include:        Minimum quarterly
     receivable collections as follows:

                    1997 First Quarter  - $400,000.00;
                    1997 Second Quarter - $400,000.00;
                    1997 Third Quarter  - $800,000.00;
                    1997 Fourth Quarter - $ 75,000.00;

                    1998 First Quarter  - $160,000.00;
                    1998 Second Quarter - $200,000.00.

     Imperial's share of the producer's fee for "When the Bough Breaks II" shall not be counted against the minimum collections required above. Any collections during a quarter which are in excess of the minimum amount required above shall be credited against the minimum amount required for the next quarter. New Entertainment shall have a sixty (60) day cure period for any quarter in which it fails to satisfy the minimum required collections.

               iii) Reporting Covenants to include:

               a. Internally prepared financial statements will be provided within fifty-one (51) days of end of quarter.

               b. Audited fiscal year statements to be provided within 105 days of year-end.

               c. Monthly operating statements comparing actual versus projections, to include variances, to be provided within thirty (30) days of each month end;

               (d) Payments under the Imperial Note shall be secured, pursuant to the Loan Documents, by a continuing fully perfected first priority lien on the Debtors' Film Library and all receivables related to the Film Library, as owned by New Entertainment after the Merger. In addition, Imperial shall receive a security interest in the videocassette inventory of New Entertainment junior only to the security interest of Ingram;

               (e) Imperial shall be entitled to receive after the Effective Date, as principal pay downs on the outstanding indebtedness due under the Imperial Note, net collections (as defined below) of all receivables related to the Film Library. As to receivables arising from or related to any distribution or similar agreement in existence on the Effective Date, net collections shall mean the gross amount collected less only third party participations or royalty claims. Imperial's receivables in existence as of the Effective Date shall include fifty percent (50%) of the gross amount of the producer's fee to be collected for the film "When the Bough Breaks II" and 100% of the Fox Lorber Receivables. As to receivables arising from or related to any distribution or similar agreement after the Effective Date, net collections shall mean the gross amount collected less only third party participations or royalties, sales commissions, and residuals. Up through the end of June 1998, all collections of receivables shall be applied to principal. Monthly interest through June 30, 1998 shall be paid from sources other than collection of receivables. The principal amount remaining on the Imperial Note as of July 1, 1998, shall be amortized over twelve (12) equal monthly payments commencing on August 1, 1998. All collections of receivables after July 1, 1998, shall be credited and applied to the next monthly payment of principal and interest then due;

               (f) Any indebtedness owing to Imperial under the Imperial Note shall continue to accrue interest at prime plus three percent (3%) (floating) and such interest shall continue to be paid monthly by New Entertainment until such time as the indebtedness is paid in full; and

               (g) Imperial's consent to the treatment of its Allowed Secured Claim as set forth herein is conditioned upon the full and timely satisfaction of each of the following, any of which may be waived or modified only with the written consent of Imperial: (i) the Effective Date of the Plan shall be no later than January 30, 1997; and (ii) the Debtors shall have filed with the Court on or before the Confirmation Date the proposed form of the Imperial Note and material Loan Documents, which have been approved by Imperial, and which will be in form and substance substantially similar to those executed and delivered on the Effective Date; provided, that the Debtors shall have not failed to meet this
           --------
     condition if such failure is the result of delay or unreasonableness on behalf of Imperial."


          5.02  CLASS 4 - UNSECURED CLAIMS.  Class 4 Claims are impaired under
                --------------------------
the Plan. Each holder of an Allowed Claim in Class 4 will receive, in complete satisfaction and discharge of all its Claims, its pro rata share of 2,352,750
                                                  --- ----
shares of New Entertainment Common Stock, representing approximately twenty-three and one-half percent (23.5%) of the New Entertainment Common Stock to be issued on the Effective Date.

          5.03  CLASS 5 - GUILD CLAIMS.  Class 5 Claims are impaired under the
                ----------------------
Plan. SAG shall receive, in complete satisfaction and discharge of all its Claims against Debtors, but without prejudice to residual claims against producers or other entities, as applicable, the following treatment:

     (i) On the Effective Date, SAG shall receive a cash distribution equal to $25,000 in satisfaction of an Allowed Administrative Claim in that amount;

     (ii) At the time the Interim Distribution (as such term is defined in Section 8.04 hereof) is made, SAG shall receive 200,000 shares of New Entertainment Common Stock;

     (iii) On the Effective Date, New Entertainment shall execute an Assumption Agreement for each film listed on Exhibit "1" attached hereto (the "Existing SAG-Covered Pictures"), and New Entertainment shall also agree not to sell the film library to any party unless such party agrees to assume New Entertainment's obligations under all applicable Assumption Agreements with respect to Existing SAG-Covered Pictures within the film rights purchased. Concurrently with the execution of the Assumption Agreements, SAG shall execute a Non-Disturbance Agreement for each film of the existing SAG-Covered Pictures, which will provide that so long as post-confirmation residual obligations pursuant to the Assumption Agreements are not in default, SAG will not foreclose upon or otherwise interfere with any of New Entertainment's rights in each of the Existing SAG-Covered Pictures (or the rights of any other party who acquires any of New Entertainment's films or film rights and assumes New Entertainment's obligations under an Assumption Agreement); SAG shall not attempt to enforce any security interest in any film in which the Debtors or New Entertainment have any interest as of the Effective Date without first giving the Debtors or New Entertainment an opportunity to execute an Assumption Agreement with regard to such film and, if such an Assumption Agreement is executed, SAG will execute a Non-disturbance Agreement with regard to such film;

     (iv) All security interests and liens asserted by SAG will be left unimpaired by the confirmation of the Plan. Debtors and New Entertainment shall retain and reserve all rights to challenge and contest such security interests and liens and SAG retains and reserves all of its rights with regard to the enforcement of its secured rights and remedies against third parties, and against Debtors and New Entertainment in the event of a default in the Assumption Agreements; and

     (v) As between New Entertainment and SAG, the parties agree that with respect to all revenues received by New Entertainment which are generated by New Entertainment's exploitation of the Existing SAG-Covered Pictures after the Effective Date, no portion of any such revenues will be attributable by New Entertainment to theatrical distribution.

          5.04  CLASS 6A - HOLDERS OF EXISTING ENTERTAINMENT STOCK.  Class 6A
                --------------------------------------------------
Interests are impaired under the Plan. Each holder of an Allowed Class 6A Equity Interest will receive, in complete satisfaction and discharge of its Equity Interest, for each share of Existing Entertainment Stock, a pro rata share of
                                                            --- ----
693,500 shares of New Entertainment Common Stock, representing approximately seven percent (7%) of the New Entertainment Common Stock to be issued on the Effective Date.

           5.05  CLASS 6B - HOLDER OF EXISTING PICTURES STOCK. Class 5B Equity
                 --------------------------------------------
Interests are impaired under the Plan. On or prior to the Effective Date, Pictures will be merged with and into Entertainment and will cease to exist as a separate corporate entity. The shares of Existing Pictures Stock will be canceled.

          5.06  CLASS 6C - HOLDER OF EXISTING PICTURES INTERNATIONAL STOCK.
                ----------------------------------------------------------
Class 6C Equity Interests are unimpaired under the Plan. On or prior to the Effective Date, Pictures International will be merged with and into Entertainment and will cease to exist as a separate corporate entity. The shares of existing Pictures International Stock will be canceled.


                                   ARTICLE VI
                      MEANS OF IMPLEMENTATION OF THE PLAN
                      -----------------------------------

          6.01  ACTIONS ON OR PRIOR TO THE EFFECTIVE DATE.  On or prior to the
                -----------------------------------------
Effective Date and in accordance with the terms of the Plan, the following shall occur:

               (a) Prior to the Merger, each of Pictures and Pictures International shall have been merged into Entertainment.

               (b) Entertainment shall be authorized to execute and deliver the Merger Documents and to file the necessary documents with the Delaware Secretary of State's Office to effectuate the Merger.

               (c) On the Effective Date, New Entertainment shall make the payments required by the Plan to the holders of Allowed Administrative Claims, Class 1 and Class 2 Claims and to SAG;

               (d) New Entertainment shall retain an amount of cash sufficient to pay any Administrative Claims that become Allowed Administrative Claims after the Effective Date, or are payable after the Effective Date, to pay any Disputed Administrative, Tax, Class 1 or Class 2 Claims to the extent such Claims become Allowed Claims and to make any cure payments with respect to assumed executory contracts; provided that any funds which remain after the payment in full of such Allowed Claims and any such cure payments shall be distributed to Imperial as a principal pay down on the Imperial Note.

               (e) New Entertainment shall cause to be issued and deposited with the stock transfer agent 3,246,250 shares of New Entertainment Common Stock for distribution to the holders of Allowed Class 4 Claims, Allowed Class 5 Claims and Allowed Class 6A Equity Interests and shall be authorized, without further corporate action, to issue (i) 5,078,750 shares to VCI shareholders as part of the Merger consideration, (ii) 1,500,000 share to Ingram, and (iii) such additional shares as are necessary for the Management Bonus Plan and the Ingram Warrants.

               (f) New Entertainment shall execute the Imperial Note, the Imperial Security Documents and the Assumption Agreements.

          6.02  AMENDMENTS TO CERTIFICATES OF INCORPORATION. New Entertainment
                -------------------------------------------
shall amend its charter in conformance with applicable state law, including section 303 of the Delaware General Corporation Law, and pursuant to section 1123(a)(5)(l) of the Bankruptcy Code to effectuate the terms of the Plan. The amended charter or by-laws for New Entertainment shall provide for, among other things, (i) the authorization and issuance of the necessary shares for distribution pursuant to the Plan, (ii) the issuance of the Ingram Warrants and
(iii) a prohibition against the issuance of non-voting equity securities to the extent required by the section 1123(a)(6) of the Bankruptcy Code. The amended charter and bylaws will become effective upon the occurrence of the Effective Date and the filing of the amended charters with the applicable Secretary of State's office.

          6.03  CANCELLATION OF DEBENTURES AND EXISTING ENTERTAINMENT STOCK.  On
                -----------------------------------------------------------
the Effective Date, (a) all Debentures shall be terminated and canceled, and the Indenture shall be rendered void, and (b) all shares of the Existing Entertainment Stock and any unexercised warrants or options to purchase any shares of Existing Entertainment Stock shall be canceled.

          6.04  FUNDING OF THE PLAN.  Funds to make the cash payments required
                -------------------
under the Plan shall be provided from the funds existing in the Debtors' Estates from whatever source and which are existing in the Debtors' respective Debtor in Possession bank accounts maintained at Imperial and in the Master Collection Account.

          6.05  CLOSING OF REGISTER FOR DEBENTURES AND EXISTING ENTERTAINMENT
                -------------------------------------------------------------
STOCK.  At the close of business on the second Business Day immediately
-----
preceding the Effective Date, the security register for the Debentures and Existing Entertainment Stock shall be closed, and thereafter there shall be no further registrations of transfer or other changes in holders on the books of the trustee under the Indenture, the stock transfer agent, or Entertainment, and New Entertainment shall have no obligation to recognize any transfer of the Debentures or Existing Entertainment Stock occurring thereafter (but shall be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, those holders reflected on the security register immediately prior to the Effective Date).

          6.06  CRAMDOWN.  Notwithstanding anything to the contrary contained
                --------
herein, the Debtors reserve the right to seek confirmation of the Plan pursuant to section 1129(b) of the

Bankruptcy Code in the event any impaired Class of Claims or Equity Interests does not vote to accept the Plan.

          6.07  MANAGEMENT.  (a)  On the Effective Date, the operation of New
                ----------
Entertainment shall become the general responsibility of its board of directors which shall have the responsibility for the management, control and operation of New Entertainment. The number of directors of New Entertainment shall be eight
(8) and their names shall be disclosed, if different from those disclosed in the Disclosure Statement, at or prior to the hearing on confirmation of the Plan. The initial officers of New Entertainment shall consist of the individuals who are also disclosed in the Disclosure Statement. All such directors and officers shall be deemed elected and authorized to assume their positions, effective on the Effective Date, pursuant to the Confirmation Order, and shall continue to serve in such capacities thereafter pending further action of the board of directors or stockholders of the New Entertainment in accordance with applicable state law and New Entertainment's bylaws and charter.

          (b) Pursuant to the negotiated agreement between the Committee and the Debtors, the Committee will be entitled to appoint a representative of the Committee to attend all board meetings, including any sub-committee meetings of the board. The representative will be an observer and will have no vote at any of the meetings. The representative will report to the Post-Confirmation Committee and will serve until the first election of directors.

          6.08  EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY
                ----------------------------------------------------------------
CODE.  The shares of New Entertainment Common Stock issued pursuant to the Plan
----
to holders of Allowed Claims and Allowed Equity Interests shall be issued pursuant to the exemption contained in section 1145 of the Bankruptcy Code from the requirements of section 5 of the Securities Act of 1933, and any other applicable federal, state or local law requiring registration.


                                  ARTICLE VII
                              CONDITIONS PRECEDENT
                              --------------------

          7.01  CONDITIONS TO THE OCCURRENCE OF THE EFFECTIVE DATE.  It is a
                --------------------------------------------------
condition to the occurrence of the Effective Date that the following shall have occurred on or prior to the Effective Date:

               (a) the Merger shall have occurred and the Merger Documents executed and delivered by the parties thereto;

               (b) the Confirmation Order, in form and substance satisfactory to the Debtors, shall have been entered and shall have become a Final Order.

          7.02  WAIVER OF CONDITIONS.  The Debtors may waive, with the consent
                --------------------
of the Committee, any condition set forth in this Article VII at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Plan.


                                  ARTICLE VIII
                          DISTRIBUTIONS UNDER THE PLAN
                          ----------------------------

          8.01  DISBURSING AGENT.  New Entertainment may serve as or designate
                ----------------
an entity or entities to serve as Disbursing Agent, such as a stock transfer agent for the New Entertainment Common Stock, for all property to be distributed to or on behalf of the holders of Allowed Claims and Allowed Equity Interests under the Plan. The Disbursing Agent may employ or contract with other entities to assist in or perform the distribution of the property to be distributed. The Disbursing Agent and such other entities may serve without bond. With respect to any distributions to be made to Allowed Class 4 Claims, any Disbursing Agent will be selected with the consent of the Committee on such conditions as the Committee may reasonably require.

          8.02  UNDELIVERABLE DISTRIBUTIONS.  (a) All distributions under the
                ---------------------------
Plan to be made by New Entertainment or any Disbursing Agent shall be made, if in the form of cash, by wire transfer or check mailed by first-class mail through the United States mail, with postage fully prepaid, or, if in the form of shares of New Entertainment Common Stock, by mailing such shares by first-class mail through the United States mail, with postage fully prepaid. Distributions are deemed made under the Plan on the date of the wire transfer or upon mailing. Distributions returned by the Post Office or undelivered due to lack of a current address or for any other reason shall be retained by New Entertainment or a Disbursing Agent, as the case may be, for a period of one (1) year following their return unless claimed by the claimant within that time period upon presentation to New Entertainment or a Disbursing Agent of satisfactory proof that such holder is entitled to such distribution. The Disbursing Agent shall consult with the trustee under the Indenture with respect to any returned distributions mailed to Debenture holders.

          (b) After the expiration of one (1) year following the date a distribution is made, holders of Allowed Claims and Allowed Equity Interests entitled to returned distributions shall no longer be entitled thereto, and such Allowed Claims or Allowed Equity Interests shall be deemed disallowed and the holder thereof shall be forever barred from asserting any such entitlement against the Disbursing Agent, the Debtors, New Entertainment or their respective assets and property. Thereafter, any unclaimed distributions shall be (i) in the case of cash, distributed to New Entertainment and (ii) in the case of shares of New Entertainment Common Stock, such shares shall be canceled.

          (c) No provision contained in this Section 8.02 or in the Plan shall be interpreted to require the Debtors, New Entertainment or any Disbursing Agent, as the case may be, to attempt to locate any such person.

          8.03  DISTRIBUTIONS TO ONLY ALLOWED CLAIMS OF ALLOWED EQUITY
                ------------------------------------------------------
INTERESTS.  Notwithstanding any other provision of the Plan, no payments or
---------
distributions of New Entertainment Common Share shall be made to any holder of a Claim or Equity Interest unless and until such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

          8.04  DISTRIBUTIONS.  (a)  As soon as is practicable after the
                -------------
Effective Date, but in no event more than thirty days after the Effective Date, an interim distribution (the "Interim Distribution") shall be made to the holders of Allowed Class 4 Claim and Allowed Class 6A Equity Interests pursuant to the terms of this Plan. An appropriate reserve shall be maintained for the Disputed Claims and Disputed Class 6A Equity Interests (collectively, the "Reserves").

          (b) The final distribution ("Final Distribution") of the shares held in the Reserves shall be made on the date on which all objections to Claims and all objections to Equity Interests, respectively, have been settled, dismissed or concluded by way of Final Orders. The Final Distribution of the shares held in the Reserves shall be made pro rata pursuant to the terms of the Plan.
                              --- ----

          8.05  FRACTIONAL SHARES.  Notwithstanding any other provision in the
                -----------------
Plan, only whole numbers of shares of New Entertainment Common Stock shall be distributed. Holders of Allowed Claims or Allowed Equity Interests who would be entitled to fractional shares but for this provision shall receive no consideration therefor because such amount will be de minimis.
                                                   -- -------


                                   ARTICLE IX
                          EFFECTS OF PLAN CONFIRMATION
                          ----------------------------

          9.01  DISCHARGE.  Except as otherwise expressly provided in the Plan,
                ---------
the confirmation of the Plan shall (i) bind all holders of Claims and Equity Interests, whether or not they accept the Plan, and (ii) discharge and release, pursuant to section 1141(d)(1) of the Bankruptcy Code, the Debtors effective immediately from any Claim, Equity Interest or any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code) that arose or was incurred before the Confirmation Date, and completely extinguish the Debtors' and New Entertainment's liability in respect thereof, including, without limitation, any liability of a kind specified in section 502(g) of the Bankruptcy Code, regardless of whether: (a) a proof of the Claim or Equity Interest was filed, or the Equity Interest or Claim was scheduled by the Debtors, (b) the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest, as the case may be, or (c) the holder of such Claim or Equity Interest voted to accept or reject, or abstained from voting on, the Plan. In addition, except as otherwise provided in the Plan, confirmation of the Plan pursuant to the Confirmation Order acts as a discharge and release, effective as of the Confirmation Date, as to each holder of a Claim or Equity Interest receiving or entitled to receive any distribution under the Plan in respect of any direct or indirect right, Claim or Equity Interest such holder had or may have had against or in the Debtors. On and after the Confirmation Date, as to every discharged Claim and Equity Interest, every holder of a Claim and Equity Interest shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective assets or properties any further Claim or Equity Interest based on any document or instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

          9.02  REVESTING.  On the Confirmation Date, except as otherwise
                ---------
expressly provided in the Plan, New Entertainment will be vested with all of the property of each Debtor's respective Estates free and clear of all claims, liens, encumbrances, charges and other Equity Interests of creditors and equity security holders, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court, including, without limitation, any contracts or leases entered into or assumed by the Debtors after the Petition Date; provided, however, that the New Entertainment shall continue as a debtor
      --------  -------
in possession under the Bankruptcy Code until the Effective Date, and, thereafter, New Entertainment may operate its business and use, acquire or dispose of property, free of any restrictions imposed by the Bankruptcy Code and without the approval or supervision of the Court. New Entertainment may pay, without application to the Bankruptcy Court, the fees and charges that it (rather than the Debtors) incurs on or after the Effective Date for professionals' fees and expenses.

          9.03  RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.  (a)
                ---------------------------------------------------
Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtors or New Entertainment may have currently or which the New Entertainment may choose to assert on behalf of the Estates under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including, without limitation, (i) the avoidance of any transfer by or obligation of the Debtors or (ii) the turnover of any property to the Estates, all of which are expressly reserved by the Plan.

          (b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unaltered or unimpaired by the Plan. New Entertainment shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the Petition Date fully as if the Chapter 11 case had not been commenced; and all of New Entertainment's legal and equitable rights respecting any Claim left unaltered or unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 case had not been commenced.

          9.04  OBJECTIONS TO CLAIMS AND EQUITY INTERESTS/DISTRIBUTIONS.  (a)
                -------------------------------------------------------
The Debtors may object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court. From and after the Effective Date, New Entertainment, or any entity chosen by New Entertainment, shall have the exclusive responsibility for reviewing and objecting to the allowance of Claims and Equity Interests. Such objections shall be filed with the Court and served on the holders of such Claims and Equity Interests no later than sixty (60) days after the Effective Date. All objections shall be litigated to a Final Order; provided, however,
                                                          --------  -------
that the Debtors or New Entertainment, as the case may be, may compromise and settle, with the advice and consent of the Committee, any objections to Claims or Equity Interests, subject to the approval of the Court, and may seek Court estimation of Disputed Claims or Disputed Equity Interests pursuant to section 502(c) of the Bankruptcy Code.

          (b) At such time as a Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest, in whole or in part, the holder of such Claim or Equity Interest shall receive the property that would have been distributed to such holder under the Plan if such Allowed Claim or Allowed Equity Interest was an Allowed Claim or Allowed Equity Interest on the Effective Date. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Court allowing such Claim or Equity Interest becomes a Final Order, but in no event later than sixty (60) days after the date such order or judgment becomes a Final Order.

          9.05  RETENTION OF JURISDICTION.  Notwithstanding the entry of the
                -------------------------
Confirmation Order or the Effective Date having occurred, the Court will retain jurisdiction to (a) determine any Disputed Claims or Disputed Equity Interests,
(b) determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtors and New Entertainment, (e) modify the Plan pursuant to Section 11.02 of the Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on the Effective Date, (g) allow, disallow, estimate, liquidate or determine any Claim or Equity Interest and to enter or enforce any order requiring the filing of any such Claim before a particular date, (h) determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assignment of assumed executory contracts and leases, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom, (i) determine any actions or controversies arising under the Plan, (j) hear and determine any actions related to avoidance actions or turnover actions whether or not such actions are pending on the Confirmation Date, and (k) enter a final decree closing the Reorganization Case.

          9.06  POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR EQUITY
                ---------------------------------------------------------
INTERESTS.  Debentures, stock certificates and other evidence of Claims against
---------
or Equity Interests in the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

          9.07  FAILURE OF COURT TO EXERCISE JURISDICTION.  If the Court
                -----------------------------------------
abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in this Article IX, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

          9.08  TERM OF INJUNCTIONS OR STAYS.  Unless otherwise provided, all
                ----------------------------
injunctions or stays provided for in the Reorganization Cases pursuant to section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

          9.09  WAIVER OF SUBORDINATION.  The classification of Claims and
                -----------------------
Equity Interests and the distributions to be made under the Plan attempt to take into account the relative priorities of the Claims and Equity Interests in each Class in connection with any contractual subordination provisions relating thereto and the distributions to be made pursuant to the Plan shall not be subject to levy, garnishment, attachment or other legal process by any holder of a Claim or Equity Interest by reason of claimed contractual subordination rights. On the Effective Date, all holders of Claims and Equity Interests receiving property under the Plan or who are in a Class which has accepted or is deemed to have accepted the Plan shall be deemed to have waived any and all contractual subordination rights which they might otherwise have with respect to any distribution to be made pursuant to the Plan and all such holders shall be permanently enjoined from enforcing, or attempting to enforce, such contractual subordination rights with respect to any distributions made pursuant to the Plan.

          9.10  EXCULPATION.  None of the Debtors, New Entertainment, the
                -----------
Committee or any of their respective officers, directors, employees, advisors, agents, representatives, attorneys or investment advisors shall have or incur any liability to any person, including any holder of a Claim or Equity Interest, for any act or omission in connection with, arising out of or related to the postpetition administration of the Debtors' cases, their solicitation of votes on or their formulation, implementation or administration of the Plan or the property to be distributed under the Plan or any document or instrument executed in connection with the Plan, and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.


                                   ARTICLE X
                              EXECUTORY CONTRACTS
                              -------------------

          10.01  EXECUTORY CONTRACTS AND UNEXPIRED LEASES.  On the Effective
                 ----------------------------------------
Date, and to the extent permitted by applicable law all executory contracts and unexpired leases of the Debtors will be assumed in accordance with the provisions of section 365 and section 1123 of the Bankruptcy Code, excluding (a) any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors prior to the commencement of the hearing on confirmation of the Plan,
(b) such contracts or leases as are listed on any "Schedule of Rejected Executory Contracts and Unexpired Leases" (Exhibit "3" hereto), all of which contracts or leases shall be deemed rejected pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code, and (c) any and all executory contracts or unexpired leases rejected by order of this Court prior to entry of the Confirmation Order.

          10.02  APPROVAL OF ASSUMPTIONS.  The Confirmation Order shall
                 -----------------------
constitute an order of the Bankruptcy Court approving the assumptions, revestments and, to the extent not subject to dispute as set forth in Section
10.03 hereof, the "cure" amounts described in Section 10.04 and Exhibit "2" pursuant to section 365 of the Bankruptcy Code effective as of the Effective Date, except as otherwise provided therein. Exhibit "2" shall be filed with the Court before the final hearing to determine the adequacy of Disclosure Statement. Listing a contract or lease on Exhibit "2" is without prejudice to the right of the Debtors or New Entertainment to contend that such contract or lease is not an executory contract or unexpired lease and shall not be deemed an admission by the Debtors that the Debtors are in default under such contract or lease or that the other party has not breached the contract or lease.

          10.03  OBJECTIONS TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
                 -------------------------------------------------------------
LEASES.  (a) If any party has any objection to the Debtors' proposed assumption
------
of an executory contract or unexpired lease identified for assumption based on adequate assurance of future performance or on any ground other than the adequacy of the "cure" amount set forth in Exhibit "2", any such objection shall be filed and served with the same deadline and in the same manner established for filing objections to Confirmation of the Plan.

          (b) Failure to file an objection within the time period set forth above shall constitute consent to the assumption and revestment of those contracts and leases, including an acknowledgment that the proposed assumption provides adequate assurance of future performance.

          (c) If any party files an objection to assumption based upon any ground other than the adequacy of the "cure" amount set forth in Exhibit "2", and the Bankruptcy Court ultimately determines that the Debtors cannot assume the executory contract or lease or that the Debtors cannot provide adequate assurance of future performance as proposed or in any modified proposal submitted by the Debtors or New Entertainment, then the unexpired lease or executory contract shall automatically thereupon be deemed to have been included on Exhibit "3" and shall be rejected pursuant to Section 10.06 hereof.

          10.04  OBJECTIONS TO PROPOSED "CURE" AMOUNTS.  If any party to an
                 -------------------------------------
executory contract or unexpired lease listed on Exhibit "2" (as it may be modified) asserts arrearages or damages pursuant to section 365(b)(1) of the Bankruptcy Code that exceeds the amount set forth in Exhibit "2", such party must file and serve an objection to the proposed cure amount within the same deadline and in the same manner established for filing objections to Confirmation of the Plan. Failure to assert arrearages different from the amount set forth on Exhibit "2" within the time period set forth above shall constitute consent to the cure amount set forth in Exhibit "2" and an acknowledgment that the amount identified for "cure" on Exhibit "2" is the amount necessary to cover any and all outstanding defaults under the respective executory contract or unexpired lease to be assumed and an acknowledgment that no other defaults exist under said contract or lease.

          To the extent that any objections to the amounts set forth in Exhibit "2" are timely filed and served and such objections are not resolved between the Debtors and the objecting parties, the Bankruptcy Court shall resolve such disputes at a hearing to be held at a date to be determined by the Bankruptcy Court at the Confirmation Hearing. The resolution of such disputes shall not affect the Debtors' assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the prior sentence, if the Debtors in their sole discretion determine that the amount asserted to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may, prior to or at the Confirmation Hearing, elect to (1) reject the contract or lease pursuant to Section 10.06 hereof, or (2) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 10.06 hereof pending the outcome of such dispute.

          10.05  PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND
                 ---------------------------------------------------------
UNEXPIRED LEASES.  If not the subject of dispute pursuant to Section 10.04
----------------
hereof as of the Confirmation Date, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Debtors, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the amount set forth in Exhibit "2" or such other amount as ordered by the Bankruptcy Court or agreed upon by the Debtors, in cash within sixty (60) days following the Effective Date or on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute pursuant to Section 10.04, payment of the amount otherwise payable hereunder shall be made following entry of a Final Order or agreement by the Debtors and the party to the contract or lease.

          10.06  EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED.
                 -------------------------------------------------------
Effective as of the Effective Date, the executory contracts and unexpired leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases (Exhibit "3" hereto) which shall be filed with the Court before the final hearing to determine the adequacy of the Disclosure Statement, shall be rejected. The Debtors may amend Exhibit "3" at any time prior to ten (10) days before the final Confirmation Hearing by filing such amendment with the Bankruptcy Court and serving it on parties directly affected by the amendment. Listing a contract or lease by category above or on Exhibit "3" shall not constitute an admission by the Debtors or New Entertainment that such contract or lease, including related agreements, is an executory contract or unexpired lease or that the Debtors or New Entertainment has any liability thereunder.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections on the Confirmation Date, pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date. Any party to an executory contract or unexpired lease identified for rejection as provided herein may, within the same deadline and in the same manner established for filing objections to Confirmation of the Plan, file any objection thereto. Failure to file any such objection within the time period set forth above shall constitute consent and agreement to the rejection.

          10.07  BAR DATE FOR REJECTION DAMAGES.  If the rejection of an
                 ------------------------------
executory contract or unexpired lease pursuant to Section 10.06 above gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely filed, shall be classified in Class 4; provided,
                                                                       --------
however, that in either event any Claim arising from the rejection shall be
-------
forever barred and shall not be enforceable against the Debtors, New Entertainment, their affiliates, their successors, or their respective assets or properties, unless a proof of claim is filed and served on the Debtors or New Entertainment within thirty (30) days after the later of (a) the date of the
                     ----------------
entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (b) the Confirmation Order.

          10.08  CONTRACTS ENTERED INTO ON OR AFTER THE PETITION DATE.  All
                 ----------------------------------------------------
contracts, leases and other agreements entered into by the Debtors in Possession on or after the Petition Date, which agreements have not been terminated in accordance with their terms on or before the Confirmation Date shall revest and remain in full force and effect and will be performed by New Entertainment in the ordinary course of business.


                                   ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

          11.01  SURRENDER OF INSTRUMENTS.  As a condition to participation
                 ------------------------
under the Plan, each holder of a share certificate, note, debenture or other instrument evidencing a Claim or Equity Interest that desires to receive the property to be distributed on account of an Allowed Claim or Allowed Equity Interest based on such share certificate, note, debenture or other instrument shall surrender such share certificate, note, debenture or other instrument to New Entertainment, or the Disbursing Agent, and shall execute and deliver such other documents as are necessary to effectuate the Plan. If such share certificate, note, debenture or other instrument is not surrendered and the claimant or Equity Interest holder does not provide an affidavit that such share certificate, note, debenture or other instrument was lost, and any other required documents (including indemnification or a bond), all in form and substance satisfactory to New Entertainment, within one year of the Effective Date, then no distribution will be made to such claimant or Equity Interest holder whose Allowed Claim or Allowed Equity Interest, as the case may be, is based on such share certificate, note, debenture or other instrument. Such claimant or interest holder shall be deemed to forfeit all rights under the Plan. New Entertainment shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the day immediately prior to the Effective Date.

          11.02  MODIFICATION OF PLAN.  The Debtors reserve the right, in
                 --------------------
accordance with the Bankruptcy Code, and with consent of the Committee, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, New Entertainment may, upon order of the Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

          11.03  WITHDRAWAL OF PLAN.  The Debtors reserve the right, at any time
                 ------------------
prior to the entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtors revoke or withdraw the Plan under this section, or if entry of the

Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against or any Equity Interests in the Debtors or to prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors.

          11.04  POST-CONFIRMATION COMMITTEE.  The Committee shall be discharged
                 ---------------------------
from its duties and shall cease to exist as of the Effective Date. Prior to the Effective Date, the Committee shall appoint its representative to the board of directors and shall appoint a Post-Confirmation Committee consisting of not less than three members. Following the Effective Date, the Post-Confirmation Committee shall have all of the rights and obligations and shall perform all of the duties, of the Committee as provided in the Plan. The Post-Confirmation Committee shall serve until such time as the later of (i) the resolution of all claims objections and avoidance actions, (ii) the first election of members of the board of directors after the Effective Date and (iii) the Final Distribution under the Plan. The Post-Confirmation Committee shall be entitled to consult with existing Committee counsel in the performance of its duties under Plan.

          11.05  TAX PROVISIONS.  Pursuant to section 1146(c) of the Bankruptcy
                 --------------
Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan, shall not be taxed under any state or local law imposing a stamp tax or similar tax (including a real estate transfer tax).

          11.06  PAYMENT DATES.  Whenever any payment to be made under the Plan
                 -------------
is due on a day other than a Business Day, such payment will instead be made, without interest, on the next Business Day.

          11.07  HEADINGS.  The headings used in this Plan are inserted for
                 --------
convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

          11.08  SUCCESSORS AND ASSIGNS.  The rights, benefits and obligations
                 ----------------------
of any person or entity named or referred to in the Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, successor or assign of such person.

          11.09  PLAN TERMS CONTROL.  In the event of any inconsistency or
                 ------------------
conflict between the terms, conditions, definitions and provisions of the Plan with the Disclosure Statement, the terms, conditions, definitions and provisions of the Plan shall control.

          11.10  PROVISIONS SEVERABLE.  Should any provision in this Plan be
                 --------------------
determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all of the other provisions of the Plan.


                                  ARTICLE XII
                            REQUEST FOR CONFIRMATION
                            ------------------------

          The Debtors hereby jointly request that the Court confirm the Plan pursuant to section 1129(a), or as may be necessary, pursuant to section 1129(b), of the Bankruptcy Code.


DATED:  October 25, 1996     PRISM ENTERTAINMENT CORPORATION



                             By:______________________________
                                   BARRY COLLIER, President


DATED:  October 25, 1996     PRISM PICTURES CORPORATION



                             By:_________________________________
                                   BARRY COLLIER, Chairman


DATED: October 25, 1996      PRISM PICTURES INTERNATIONAL, LTD.



                             By:_________________________________
                                   BARRY COLLIER, President



SUBMITTED BY:

ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation



By:_________________________________
          GARY E. KLAUSNER
      Attorneys for Debtors and
        Debtors in Possession

                                  EXHIBIT "1"
                                  -----------



1.   Betrayal of the Dove
2.   Charlie's Ghost Story
3.   The Double O Kid
4.   Hail Caesar
5.   Huck & The King of Hearts
6.   Illusions
7.   Invasion of Privacy
8.   Last Call
9.   Mardi Gras for the Devil (aka Night Trap)
10.  A Million to Juan
11.  Night Eyes 2
12.  Night Eyes 3
13.  Prey of the Chameleon
14.  Project Metalbeast
15.  Roundtrip to Heaven
16.  Scorned
17.  South Beach
18.  The Unnamable II
19.  Bitter Harvest
20.  Brilliant Disguise
21.  Dominion
22.  Double Exposure
23.  Galaxis
24.  Hidden Fears
25.  Illicit Behavior
26.  Night Eyes 4
27.  Sleepstalker
28.  Snapdragon
29.  When the Bough Breaks


--------------------------------------------------------------------------------

* This list may be amended prior to the Confirmation Date to add additional SAG covered films by agreement between the Debtors and SAG.



                                                         Exhibit "1" to the Plan

                                  EXHIBIT "2"
                             PROPOSED CURE AMOUNTS


                                                                          LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT

Cori International Film and             2049 Century Park East        Boneyard                          $   -0-
  Television                            Suite #780
Jeffrey T. Sanfilippo                   Los Angeles, CA  90067


Fine Wein, Inc.                         1900 Avenue of the Stars      Backstreet Justice                $   -0-
Tom Kuhn                                Suite #1500
                                        Los Angeles, CA 90067

Curb Esquire Films                      3907 W. Alameda Ave.          Bikini Island                     $   -0-
Carol Curb                              Second Floor
                                        Burbank, CA  91505

North American Releasing                808 Nelson Street             Silhouette aka                    $   -0-
Melanie Kilgor                          Suite #2105                   Ultimate Desires
                                        Vancouver, BC  V6Z 2H2
                                        CANADA

Rich International Communications       1440 S. Sepulveda Blvd.       Club Fed                          $   -0-
Heidi Cohen                             Suite #3118
                                        Los Angeles, CA  90025

Wolf, Rifkin & Shapiro                  11400 W. Olympic Blvd.        The Willies                       $   -0-
Michael Wolf                            Ninth Floor
                                        Los Angeles, CA  90064

Crown International Pictures            8701 Wilshire Blvd.           Lena's Holiday                    $   -0-
Lynette Prucha                          Los Angeles, CA  90211

Omega Entertainment                     8760 Shoreham Drive           Lauderdale                        $   -0-
Amanda Martin                           Los Angeles, CA  90069

Nu Image (Radiance Films)               110 North Doheny Drive        Jump aka                          $   -0-
Joanna Plafsky                          Beverly Hills, CA  90211      One Last Run

World Entertainment & Business          8837 Sunset Blvd., #203       Baby on Board                     $   -0-
     Network                            Los Angeles, CA  90069
Sandy Howard

                                      -1-               Exhibit "2" to the Plan
27



                                                                          LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
Circle Releasing Corporation            One Westin Circle             Dark Obsession                    $   -0-
Ted Pedas                               2445 N. Street W
                                        Washington, D.C. 90037

P.G. Entertainment Inc.                 8733 Sunset Blvd., #202       Sleepstalker                      $   -0-
Luigi Cingolani                         Los Angeles, CA  90069

International Media Investments         16 Transvaal Street           Fleshtone                         $   -0-
David Stanford Shelton                  Paardenelland 7405
                                        South Africa
                                        P.O. Boc 17115, Regent
                                        Sea Point 8061
                                        South Africa

Osmosis Productions                     10900 Ventura Boulevard       When The Bough                    $   -0-
Pat Peach                               Studio City, CA  91604        Breaks

Amritraj Entertainment                  3831 Sepulveda Blvd.          Scorned                           $   -0-
Ashok Amritraj                          Sherman Oaks, CA 91403

Crystal Sky Communications              1800 Century Park East        Ava's Magical Adventure           $   -0-
Joseph Inga                             6th Floor
                                        Los Angeles, CA  90067

Crystal Sky Communications              1800 Century Park East        A Million to Juan                 $   -0-
Gary Binkow                             6th Floor
                                        Los Angeles, CA  90067

Velvet Star Company                     129 Yorkville Avenue          Strangers                         $   -0-
David Perlmutter                        Toronto, Ontario M5R 1C4
                                        CANADA

Farano, Green                           22 St. Clair Avenue East      Still Life                        $   -0-
Barristers & Solicitors                 Suite #1100
Edmund Glinert                          Toronto, Ontario  M4T 2Z6
                                        CANADA

International Television                11766 Wilshire Blvd.          Monkey Boy                        $   -0-
Joseph Kennedy                          10th Floor
                                        Los Angeles, CA  90025

                                      -2-               Exhibit "2" to the Plan
28

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
Skyhawk Films                           1780 East Bert Koon, #817     Enemy Gold                        $   -0-
Arlene Sidaris                          Shreveport, LA  71105

Filmtrust Motion Picture Licensing      10490 Santa Monica Blvd.      Deadly Embrace                    $   -0-
Marco Columbo                           Los Angeles, CA  90025

Telso International                     84 Buckingham Gate            The Endless Game                  $   -0-
Cresside Ward                           London SW1E 6PD
                                        ENGLAND

Pentafilm Spa/Chechi Gori Group         Via Aurelia Antia 422         The Gamble                        $   -0-
Claudio Tinari                          00165 Rome
                                        ITALY

Freemantle International Inc.           660 Madison Avenue            A Fight For Jenny                 $   -0-
Blanca Oca                              New York, NY  10021           We Are the Children               $   -0-

Mark I. Funding                         16911 Bellflower Blvd.        L.A. Goddess                      $   -0-
David Blake                             Bellflower, CA  90706

October Films                           65 Bleecker Street            Chain of Desire                   $16,000*
Patrick C. Gunn                         New York, NY  10012           Hold Me, Thrill me                $     0

Hemdale Releasing                       7966 Beverly Blvd.            A Killing Affair aka              $   -0-
Rene Rousselt                           Los Angeles, CA  90048        My Sisters Keeper

York Pictures, Inc.                     6753 Hollywood Blvd.          The Divine Enforcer               $   -0-
Tanya York                              Suite #600
                                        Los Angeles, CA  90028

Hearst Entertainment                    235 East 45th Street          Naked Lie                         $   -0-
Tom Devlin                              New York, NY  10017

The Landsburg Company                   11811 West Olympic Blvd.      Diamond Fleece                    $   -0-
Victor Paddock                          Los Angeles, CA  90064

Manley Productions, Inc.                111 West 57th Street          Magdalene                         $   -0-
Pat Hart                                New York, NY  10019

AFAA                                    15250 Ventura Blvd.           AFAA Workout Series               $   -0-
Linda Pfeffer                           Sherman Oaks, CA  91430

                                      -3-                Exhibit "2" to the Plan
30

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
The Freemantle Corporation              70 East 55th Street           Manhunt for Claude                $   -0-
Blanca Oca                              New York, NY  10022           Dallas

Independent Network, Inc.               11150 Olympic Blvd.           Phamtom Empire                    $   -0-
Michael R. Ricci                        Los Angeles, CA  90064        Criminal Act                      $   -0-

Overseas Film Group                     8800 Sunset Blvd.             Sacrilege aka
Robbie Little                           Los Angeles, CA  90069        Devils of Monza                   $   -0-

Nu Image (Radiance)                     110 N. Doheny Drive           The Shrieking aka                 $   -0-
Joanna Plafsky                          Beverly Hills, CA  90211      Hex

Beyond Films Limited                    53 - 55 Brisbane Street       Body Melt                         $   -0-
Gary Hamilton                           Surry Hills,  NSW 2010
                                        AUSTRALIA

Fox/Lorber Associates, Inc.             419 Park Avenue South         A Matter of Degrees               $   -0-
Sheri Levine                            New York, NY  10022

Canadian Broadcasting System            350 5th Avenue                Love and Hate                     $   -0-
                                        Empire State Building
                                        New York, NY  10118

Curb Escquire Films                     3907 W. Alameda Avenue        Last Dance                        $   -0-
Carol Curb                              2nd Floor
                                        Burbank, CA  91505

Home Box Office                         1100 Avenue of the            Prison Stories                    $   -0-
Miriam Santiago                         Americas
                                        New York, NY  10036

Forefront Films, Inc.                   507 17th Street               The Unearthing aka                $   -0-
Harold Warren                           Brooklyn, NY  11215           Aswang

Rick Sloan Productions                  8661 Allenwood Road           Vice Academy II                   $   -0-
Rick Sloan                              Los Angeles, CA  90046

Overseas Film Group                     8800 Sunset Blvd.             Aftershock                        $   -0-
Robbie Little                           Los Angeles, CA  90069        Out of Sight, Out of Mind         $   -0-

GaGa America                            9595 Wilshire Blvd.           Jitters                           $   -0-
                                        Los Angeles, CA  90212

                                      -4-               Exhibit "2" to the Plan
30

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
Radiance Films International            9606 Santa Monica Blvd.       Trained to Kill                  $   -0-
as Agent for Payam Asharian             Beverly Hills, CA  90310

Rick Sloan Productions                  8661 Allenwood                Vice Academy 3                   $   -0-
Rick Sloan                              Los Angeles, CA  90046

Chala Limited                           21320 Pouilly en Auxious      Demon Wind                       $   -0-
Les Roches                              FRANCE

Amritraj/Baldwin Entertainment          3831 Sepulveda Blvd.          Night Eyes                       $   -0-
Ashok Amritraj                          Sherman Oaks, CA 91403

Broadstar Entertainment, Inc.           6464 Sunset Blvd., #116       The 13th Floor                   $   -0-
June Hatch                              Los Angeles, CA  90028

Viacom International Inc.               Paramount Pictures            Shame                            $   -0-
Steve Madoff                            5555 Melrose Avenue           Better Off Dead                  $   -0-
                                        Hollywood, CA  90038

ITEL                                    420 Lexington Avenue          Tales of the
Frank Miller                            New York, NY  10017           Unexpected                       $   -0-

Shadowchaser Ltd.                       11111 Santa Monica Blvd.      Shadowchaser                     $   -0-
John Eyres                              Los Angeles, CA 90025

Shapiro Glickenhaus Entertainment       12001 Ventura Place           Phantom of the Ritz              $   -0-
Frank Isaac                             4th Floor
                                        Studio City, CA  91604

Danning, Gill, Diamond & Kollitz        2029 Century Park East        Riverbend                        $   -0-
(Intercontinental)                      Suite #1900
Barry Lurie                             Los Angeles, CA 90067

Hemdale Releasing                       7966 Beverly Blvd.            My Little Girl                   $   -0-
Rene Rousselt                           Los Angeles, CA  90048

Enchantment Pictures                    1930 S. Beverly Glenn         All American Murder              $   -0-
Bill Novodor                            Unit #204
                                        Los Angeles, CA 90025

Viacom Enterprises                      1515 Broadway                 Memories of Murder               $   -0-
Peter Newman                            New York, NY  10036

                                      -5-               Exhibit "2" to the Plan
31

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
Manley Productions                      111 West 57th Street          Serpent of Death                  $   -0-
Walter Manley                           Suite #1401
                                        New York, NY  10019

Richard Gabai d/b/a Check               834 1/2 North Alta Drive      Assault of the Party              $   -0-
Entertainment                           Hollywood, CA  90046          Nerds

Home Box Office                         1100 Avenue of the            Fellow Traveler                   $   -0-
Miriam Santiago                         Americas
                                        New York, NY  10036

Amazing Movies                          7471 Melrose Avenue           Time Trooper, aka                 $   -0-
Douglas C. Witkins                      Los Angeles, CA  90046        Morning Terror,
                                                                      Alienator, Le Petit
                                                                      Amour aka Kung Fu
                                                                      Avengers

Film Concept Group                      5080 Spectrum Drive           Blood Rage                        $   -0-
John Chambliss                          Suite #609E
                                        Dallas, TX  75248

Manley Productions                      111 West 57th Street          Running Away aka                  $   -0-
Walter Manley                           Suite #1401                   Two Women
                                        New York, NY  10019

Castle Hill Productions                 1414 Avenue of the            Hell High                         $   -0-
Mel Maron                               Americas
                                        New York, NY  10019

Curb Esquire Films                      3901 W. Alameda Avenue        Exiled in America                 $   -0-
Carol Curb                              Burbank, CA  91505

West Side Studios                       10726 McCune Avenue           Mardi Gras for the Devil          $   -0-
Dianne Daou                             Los Angeles, CA  90034

Yankee Classic Pictures                 127 Mitchell Avenue, #1       The Unnameable II                 $   -0-
John Paul Ouellette                     Los Angeles, CA  90066

Overseas Film Group                     8800 Sunset Blvd.             Night Screams                     $   -0-
Robbie Little                           Los Angeles, CA  90069        Dial Help                         $   -0-

Crown International Pictures            8701 Wilshire Blvd.           My Mom's a Werewolf               $   -0-
Lynette Prucha                          Los Angeles, CA 90211


                                      -6-               Exhibit "2" to the Plan
32

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
Hearst Entertainment                    235 East 45th Street          Midnight's Child, Good             $   -0-
Tom Devlin                              New York, NY  10017           Fight, and Getting Up
                                                                      and Going Home

Secret Castle Productions               502 Park Avenue               The Room and The                   $   -0-
Mathew Seig                             New York, NY  10022           Dumbwaiter                         $   -0-

Curb Esquire Films                      3097 W. Alameda Avenue        Evil Toons                         $   -0-
Carol Curb                              Second Floor
                                        Burbank, CA  91505

London Weekend Television               South Bank Television         Blade on the Feather               $   -0-
Colin Jarvis                            Cemtre                        aka 'Deep Cover
                                        London SE1 9 LT
                                        ENGLAND

Curb Entertainment                      3907 W. Alameda Avenue        Dark Universe                      $   -0-
Carol Curb                              Burbank, CA  91505

Cori Films                              2049 Century Park East        Club Extinction                    $   -0-
Helen R. Krauss                         Suite #780
                                        Los Angeles, CA  90067

Tatum Communications                    2920 W. Olive Street, #102    Billy Kidd                         $   -0-
Tom Tatum                               Burbank, CA  91505

American Cinema Marketing               3855 Lankershim Blvd.         Lords of Magick                    $   -0-
George G. Murphy                        Suite #120
                                        N. Hollywood, CA  90067

Falcon Arts and Entertainment           121900 Ventura Blvd.          Double Exposure                    $   -0-
Joanne Watkins                          Suite #2200
                                        Los Angeles, CA  91604

Penta Film                              Via Aurelia Antica 422        Millions                           $   -0-
                                        00165 Rome ITALY

Alchemy Entertainment                   152 West 20th Street          Sally Struthers Walking            $   -0-
Oren Klaber                             Suite #1A                     Video
                                        New York, NY  10019

                                      -7-               Exhibit "2" to the Plan
33

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
There's Nothing Out There               1605 Broadway, #1001          There's Nothing Out                $   -0-
Victor Kanefsky                         New York, NY  10019           There

The Landsburg Company                   11811 West Olympic Blvd.      The George McKenna                 $   -0-
Victor Paddock                          Los Angeles, CA  90064        Story

Entertainment Movies, Inc.              9903 Santa Monica Blvd.       Double O Kidd                      $   -0-
Stephen Paul                            Los Angeles, CA  90212

INI Entertainment Group, Inc.           11150 Olympic Blvd.           Any Man's Death                    $   -0-
Michael R. Ricci                        Los Angeles, CA  90064

Brightstar Films                        100 Yonge Street, #1005       Ghostwriter (Canadian)             $   -0-
Orval Fruitman                          Toronto, Ontario M5C 2W1
                                        CANADA

Mark Polan                              14501 Calvert                 Ghostwriter (US)                   $   -0-
                                        Van Nuys, CA  91401

Nu Image (Radiance)                     110 North Doheny Drive        Mutator                            $   -0-
Joanna Plafsky                          Beverly Drive, CA  90211

Crystal Sky Communications              9903 Santa Monica Blvd.       Huck and The King of               $   -0-
Stephen Paul                            Los Angeles, CA 90212         Hearts and Hail
                                                                      Ceaser

Film Export Group                       Via Polonia 9                 Body Moves aka                     $   -0-
Michael Freudenstein                    00198 Rome ITALY              Hot Steps

Rick Sloan Productions                  8661 Allenwood Road           Vice Academy                       $   -0-
Rick Sloan                              Los Angeles, CA  90046

Producer's Network Associates           65 Heward Avenue, #216        Replikator                         $   -0-
Margaret Mellor                         Building B, Cinnevillage
                                        Toronto, Ontario M4M 2T5
                                        CANADA

The Pheonix Group                       2150 East Tahquitz, #5        Abraxas                            $ 6,000*
Bud Schaffer                            Palm Springs, CA 92262

First Entertainment Inc.                1380 Lawrence Street          Mind Kiiller, Lone Wolf            $   -0-
A.B. Goldberg                           Suite #400                    and Night Vision
                                        Denver, CO  80204

                                      -8-               Exhibit "2" to the Plan
34

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
Crystal Sky Communications              9903 Santa Monica Blvd.       Forever                            $   -0-
Joseph Inga                             Los Angeles, CA 90212

Blue Ridge Entertainment                1640 S. Sepulveda Blvd.       Ghetto Blaster                     $   -0-
Carole Beazer                           Suite #308
                                        Los Angeles, CA 90025

Crystal Sky Communications              9903 Santa Monica Blvd.       Illusions                          $   -0-
Stephen Paul                            Suite #333
                                        Los Angeles, CA 90212

Grand Am Limited                        6649 Odessa Avenue            Evil Spirits                       $   -0-
                                        Van Nuys, CA  91406

Greenwich Films                         12100 N.E. 16th Avenue        South Beach                        $   -0-
Steve Adelstein                         Miami, FL  33161

SC Entertainment                        434 Queen Street East         Red Blooded American               $   -0-
Kamal Dureja                            Toronto, Ontario M5A 1T5       Girl
                                        CANADA

Crystal Sky Communications              1901 Avenue of the Stars      Charlie's Ghost Story              $   -0-
                                        Suite #680
                                        Los Angeles, CA  90067

Velvet Star Productions                 129 Yorkville Avenue          Soft Deceit                        $57,000*
                                        Suite #200
                                        Toronto, Ontario M5R 1C4
                                        CANADA

Phoenix International Films, Inc.       5625 Cedarpine Drive          Hidden Fears                       $   -0-
                                        Orlando, FL  32819

Blue Ridge Entertainment                10490 Santa Monica Blvd.      Metalbeast                         $   -0-
                                        Los Angeles, CA 90025

Brilliant Disguise Productions          144 S. Doheny Drive           A Brilliant Disguise               $   -0-
                                        Penthouse
                                        Beverly Hills, CA  90212

Cinevu Films, Inc.                      120 Powell Street, #32        Power of Attorney                  $   -0-
                                        Vancouver, BC  V6A 161
                                        CANADA

                                      -9-               Exhibit "2" to the Plan
35

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
Heartstar Productions, Inc.             345 Carlaw Avenue             Dominion                           $   -0-
                                        Third Floor
                                        Toronto, Ontario M4M 2TW
                                        CANADA

H.D. Productions                        13801 Ventura Blvd.           Snapdragon                         $   -0-
c/o Amritraj Entertainment              Sherman Oaks, CA 91423

ML Management                           500 S. Buena Vista St.        Afros & Bellbottoms                 20,000*
                                        Burbank, CA  91521-7285

Saban Entertainment                     10960 Wilshire Blvd.          Black Ice                          $   -0-
                                        Los Angeles, CA 90024

Films Around The World                  342 Madison Avenue            Deadmate                           $   -0-
                                        New York, NY  10173

Tribune Entertainment                   435 N. Michigan Avenue        Final Shot: The Hank               $   -0-
                                        Chicago, IL  60611             Gathers Story

Crystal Sky Communications              1901 Avenue of the Stars      Hail Ceaser                        $   -0-
                                        Suite #680
                                        Los Angeles, CA 90067

Playboy Entertainment                   9242 Beverly Blvd.            Hunkercise                         $   -0-
                                        Beverly Hills, CA  90210

Amritraj Entertainment                  13801 Ventura Blvd.           Illicit Behavior                   $   -0-
                                        Sherman Oaks, CA  91423

Amritraj Entertainment                  13801 Ventura Blvd.           Invasion of Privacy                $   -0-
                                        Sherman Oaks, CA  91423

Amritraj Entertainment                  13801 Ventura Blvd.           Last Call                          $   -0-
                                        Sherman Oaks, CA  91423

Amritraj Entertainment                  13801 Ventura Blvd.           Legal Tender                       $   -0-
                                        Sherman Oaks, CA  91423

Monument Pictures                       1604 N. Cahuenga Blvd.        Little Noieses                     $   -0-
                                        Suite #107
                                        Los Angeles, CA  90022

                                      -10-               Exhibit "2" to the Plan
36

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT
 Amritraj Entertainment                 13801 Ventura Blvd.           Night Eyes 2                       $   -0-
                                        Sherman Oaks, CA  91423

Sequel Productions c/o                  13801 Ventura Blvd.           Night Eyes 3
Amritraj Entertainment                  Sherman Oaks, CA  91423                                          $   -0-

Fourth Night Productions c/o            13801 Ventura Blvd.           Night Eyes 4...Fatal               $   -0-
Amritraj Entertainment                  Sherman Oaks, CA  91423        Passion

Films Around The World                  342 Madison Avenue            Night Friend                       $   -0-
                                        New York, NY  10173

Saban Entertainment                     10960 Wilshire Blvd.          Prey of the Chameleon              $   -0-
                                        Los Angeles, CA  90024

Saban Entertainment                     10960 Wilshire Blvd.          Round Trip to Heaven               $   -0-
                                        Los Angeles, CA  90024

Amritraj Entertainment                  13801 Ventura Blvd.           Tropical Heat                      $   -0-
                                        Sherman Oaks, CA  91423

Bitter Harvest Films                    1901 Avenue of the Stars      Bitter Harvest                     $   -0-
Crystal Sky Communications              Suite #680
                                        Los Angeles, CA 90067

Tribune Entertainment                   435 N. Michigan Avenue        Voyage of Terror:                  $   -0-
                                        Chicago, IL  60611             Achille Lauro Affair

Amazing Movies                          6223 Selma Avenue, #125       Alientator                         $   -0-
                                        Hollywood, CA  90028

Morphosis Productions, Inc.             154 1/2 La Brea Avenue        Terminal Force                     $   -0-
 dba Interlught Pictures                Los Angeles, CA  90036         aka Galaxis

Catalyst Films International            836 Regal Crescent            Virtual Assassin aka               $   -0-
                                        North Vancouver, BC            Cyberjack
                                        CANADA  V7K 2X8

Curb Esquire Films                      3907 W. Alameda Avenue        Wishman                            $   -0-
                                        Second Floor
                                        Burbank, CA  91505

                                      -11-               Exhibit "2" to the Plan
37

                                                                           LICENSE AGREEMENT
               COMPANY                            ADDRESS                        FILM              PROPOSED CURE AMOUNT

Orphan Pictures                         6930 Sunset Blvd.             Mirror, Mirror II                  $   -0-
                                        Burbank, CA  91505

Tell Me Why, Inc.                       1140 Kane Concourse #5        A Healthy Body                     $ 1,500*
                                        Bay Harbor Island, FL 33154   Sports & Games                     $   -0-
                                                                      Science, Sound, Energy             $   -0-
                                                                      Beginning: Civic Gov't.            $   -0-

Turner Home Entertainment               1050 Techwood Drive           Exclusive Distribution          Undetermined*
                                        Atlanta, GA 30318             Agreement
                                        Attn:  Stuart Snyder


Rentrak Corporation                     P.O. Box 1888                 Exclusive Distribution          Undetermined*
                                        Portland, OR 97218            Agreement
                                        Attn:  Dana Campbell


C/FP Distribution                       Two Bloor Street West         Exclusive Distribution          Undetermined*
                                        Toronto, Ontario M4W3E2       Agreement
                                        CANADA
                                        Attn:  Jeff Sackman


----------------------------------------

* With respect to these contracts, the Debtors intend to negotiate cure payments or other terms of assumption with the affected parties which are consistent with New Entertainment's cash reserves and future income. If the parties are unable to mutually agree to such payments or terms, the Debtors reserve the right to reject these agreements.

                                     -12-               Exhibit "2" to the Plan
38

                                  Exhibit "3"
                                  -----------

         Schedule of Rejected Executory Contracts and Unexpired Leases
         -------------------------------------------------------------



     Party                                    Type of Contract
     -----                                    ----------------

1.   Sprint                                   Long distance telephone contract
     Attn: Tyler Grisham
     1025 W. 190th Street, #400
     Gardena, CA 90248
     Acct. No. 185612784

2.   Orix USA Corporation                     Lease of copier machines
     P.O. Box 30399
     Los Angeles, CA 90030-0399
     Acct. No. 31687

3.   Pitney Bowes Credit Corp.                Lease of mail postage machine
     P.O. Box 5151
     Norwalk, CT 06856-5151
     Acct. No. 6817704

4.   IBM Credit                               Lease of computer equipment
     Bankruptcy Cordinator
     P.O. Box 7820
     19th Floor
     San Francisco, CA 94120
     Attn: Mark Fraze

5.   Astro Office Products                    Copier service contract
     110 W. Walnut Street
     Gardena, CA 90248
     Acct. No. CYB08704

6.   Corporate Telecom                        Telephone maintence service
     Attn: Barbara Higginson                  Contract
     14558 Raymer Street
     Van Nuys, CA 81405
     Customer No. 0000889


                                      -1-             Exhibit "3" to the Plan

7.   Central Television Enterprises           License Agreement re: "Worst
     11145 N.W. 1st Place                     Witch"
     Coral Springs, FL 33071
     Attn: Claire Alter

8.   Burnhill Productions                     License Agreement re: "Baby
     7801 Hillside Avenue                     Doll Murders"
     Los Angeles CA 90046

                                      -2-             Exhibit "3" to the Plan

40